Exhibit 10.154

Summary of Material Terms – Consulting Agreement with Jean Madar Holding SAS

1. Jean Madar Holding SAS (“Consultant”) is act as a consultant to Inter Parfums, Inc. (“Company”), and to provide services commensurate with the responsibilities and obligations of the Chief Executive Officer of Company in such places as may be agreed upon between Company and Consultant, provided that no services shall be rendered within the United States.

2. The term of this Agreement is for a period of one (1) year commencing as of January 1, 2013, and shall continue in effect for subsequent annual periods unless

(a) either party provides the other party with 120 days advance notice, or

(b) Jean Madar, the Chief Executive Officer of Company, ceases to be the Chief Executive Officer of Company, in which case this Agreement shall terminate coterminous with such cessation.

3. Compensation: For 2013, Company agrees to pay to Consultant $250,000, payable in equal monthly installments. For subsequent years, the remuneration to be paid from Company to Consultant shall be as negotiated between Consultant and the Executive Compensation and Stock Option Committee of the Board of Directors of Company.